Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Osiris Therapeutics, Inc.

Columbia, Maryland

We hereby consent to the incorporation by reference in this Registration Statement of our reports dated March 31, 2014, relating to the financial statements and the effectiveness of Osiris Therapeutics’ internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ BDO USA, LLP

Bethesda, Maryland

October 3, 2014